EXHIBIT 99.1

Tuesday Morning Corporation Announces Second Quarter Fiscal 2017 Results

DALLAS, Feb. 03, 2017 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (NASDAQ:TUES), a leading off-price retailer currently with 720 stores across the United States specializing in selling deeply-discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts, today announced financial results for the second quarter and six months ended December 31, 2016.

For the second quarter, net sales were $328.1 million, an increase of $8.2 million from the prior year period.  Comparable store sales increased 3.8%.  Operating income for the second quarter was $8.8 million.  Net income for the second quarter was $8.4 million.  Diluted income per share was $0.19.  Adjusted EBITDA, a non-GAAP financial measure which is described on page 4 of this press release, was $17.2 million for the second quarter.

Steve Becker, Chief Executive Officer said, “We delivered a 2.6% increase in sales for the quarter while operating 24 fewer stores.  Our comparable sales increased 3.8% despite the significant supply chain challenges we faced in the December quarter.  Our relocation stores continue to deliver strong sales results and we are preparing for an active season of real estate activity in the second half of our fiscal year.  With the recent changes in our management team, we are confident that we have the right leadership to drive the business.  However, there remains significant work to be done to drive process and cost efficiencies throughout our supply chain.”

Second Quarter Fiscal 2017 Financial Highlights:

  Net sales were $328.1 million, compared to $319.9 million for the second quarter of fiscal 2016.  Net sales during the second quarter of fiscal 2017 were negatively impacted by lower than plan store level inventories due to challenges in our supply chain operations.  Comparable store sales increased 3.8% compared to the same period a year ago, and were comprised of a 4.9% increase in customer transactions, partially offset by a 1.1% decrease in average ticket.  During the second quarter, four stores were relocated, four stores were opened and six stores were closed, for an ending store count of 740 as of December 31, 2016.  Sales at the 48 stores relocated during the past 12 months increased approximately 50% on average for the second quarter of fiscal 2017 as compared to the prior year quarter and contributed approximately 280 basis points to the comparable store sales increase of 3.8%.

  The Company’s operating income for the second quarter of fiscal 2017 was $8.8 million, compared to operating income of $20.6 million in the second quarter of fiscal 2016.

  The Company reported net income of $8.4 million, or $0.19 per share, in the second quarter of fiscal 2017 compared to net income of $18.9 million, or $0.43 per share, in the second quarter of fiscal 2016.

  The Company reported Adjusted EBITDA, a non-GAAP measure, of $17.2 million for the second quarter of fiscal 2017, compared to Adjusted EBITDA of $26.5 million for the prior year period.  A reconciliation of GAAP and non-GAAP measures is provided on page 5.

Second Quarter Fiscal 2017 Results of Operations
For the second quarter of fiscal 2017, Tuesday Morning reported gross profit of $106.0 million and gross margin of 32.3%, compared to $112.7 million of gross profit and gross margin of 35.2% in the second quarter of fiscal 2016.  The decrease in gross margin was primarily due to elevated costs associated with the Company’s supply chain operations, including distribution center and freight costs recognized in the current period, along with increased markdowns.  Partially offsetting this increase in costs was an improvement in initial merchandise mark-up.  Selling, general and administrative expenses (SG&A) increased 5.5% to $97.2 million, compared to $92.1 million in the same period last year.  As a percent of net sales, SG&A was 29.6% for the second quarter of fiscal 2017 compared to 28.8% in the same period last year.  This increase in SG&A as a percentage of net sales was driven primarily by higher store rent and depreciation, due in part to the Company’s strategy to improve store real estate, increased advertising, and increased corporate labor costs and share-based compensation expense in the current period as compared to the prior year period due to executive vacancies in the prior year period.  Additionally, the Company continues to invest in technology and infrastructure which drives incremental costs related to systems.  Partially offsetting these increased costs were store employee costs and certain other corporate expenses, including legal and professional fees, which decreased as a percentage of net sales in the current year quarter from the prior year quarter.  The Company reported net income of $8.4 million, or $0.19 per share, in the second quarter of fiscal 2017 compared to net income of $18.9 million, or $0.43 per share, in the second quarter of fiscal 2016.

Six Months ended December 31, 2016 Financial Highlights:

  Net sales were $540.0 million, compared to $522.2 million for the first six months of fiscal 2016.  Net sales during the six months ended December 31, 2016 were negatively impacted by lower than plan store level inventories due to challenges in our supply chain operations.  Comparable store sales increased 4.3% compared to the same period a year ago, and were comprised of a 5.4% increase in customer transactions, partially offset by a 1.1% decrease in average ticket.  During the first six months of fiscal 2017, 23 stores were relocated, six stores were opened, eight stores were expanded and 17 stores were closed, for an ending store count of 740.  Sales at the 48 stores relocated during the past 12 months increased approximately 53% on average for the first six months of fiscal 2017 as compared to the first six months of the prior fiscal year and contributed approximately 300 basis points to the comparable store sales increase of 4.3%.

  The Company’s operating loss for the first six months of fiscal 2017 was $0.5 million, compared to operating income of $14.6 million in the first six months of fiscal 2016.

  The Company reported a net loss of $0.4 million, or $0.01 per share, for the first six months of fiscal 2017 compared to net income of $12.8 million, or $0.29 per share, in the prior year period.

  The Company reported Adjusted EBITDA, a non-GAAP measure, of $14.8 million for the first six months of fiscal 2017, compared to Adjusted EBITDA of $25.3 million for the first six months of fiscal 2016.  A reconciliation of GAAP and non-GAAP measures is provided on page 5.

First Six Months of Fiscal 2017 Results of Operations
For the first six months of fiscal 2017, Tuesday Morning reported gross profit of $183.8 million and gross margin of 33.9%, compared to $185.4 million of gross profit and gross margin of 35.5% in the first six months of fiscal 2016.  The decrease in gross margin was primarily due to elevated costs associated with the Company’s supply chain operations, including distribution center and freight costs recognized in the current period, along with increased markdowns.  Partially offsetting this increase in costs was an improvement in initial merchandise mark-up.  Selling, general and administrative expenses (SG&A) increased 7.7% to $183.8 million, compared to $170.7 million in the same period last year.  As a percent of net sales, SG&A was 34.0% for the first six months of fiscal 2017 compared to 32.7% in the same period last year.  This increase in SG&A as a percentage of net sales was driven primarily by higher store rent and depreciation, due in part to the Company’s strategy to improve store real estate, increased advertising, and increased corporate labor costs and share-based compensation expense in the current period as compared to the prior year period due to executive vacancies in the prior year period.  Additionally, the Company continues to invest in technology and infrastructure which drives incremental costs related to systems.  Partially offsetting these increased costs were store employee costs and certain other corporate expenses, including legal and professional fees, which decreased as a percentage of net sales from the first six months of the prior year.  The Company reported a net loss of $0.4 million, or $0.01 per share, in the first six months of fiscal 2017 compared to net income of $12.8 million, or $0.29 per share, in the first six months of fiscal 2016.

The Company ended the second quarter of fiscal 2017 with $12.6 million in cash and cash equivalents, and ended the quarter with no balance outstanding under its revolving line of credit.  Inventories at the end of the second quarter of fiscal 2017 were $251.5 million compared to $232.8 million at the end of the second quarter of fiscal 2016, up $18.7 million or 8%.  The growth in inventory was driven by an increase in the Company’s in-transit inventory related to its import strategy and increased buying, distribution, and freight costs that are capitalized into inventory.   The Company’s inventory turnover for the trailing five quarters as of December 31, 2016 was 2.4 turns, decreased from the trailing five quarter turnover as of December 31, 2015 of 2.6 turns.

Outlook
The Company currently expects to invest capital of approximately $38 million to $42 million in fiscal 2017, with a continuing focus on its real estate strategy for new stores, relocations and expansions of existing stores, and IT infrastructure and enhancements.

About Tuesday Morning
Tuesday Morning Corporation (NASDAQ:TUES) is a leading off-price retailer specializing in selling deeply-discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts.  The Company is nationally known for providing a fresh selection of brand- name, high-quality merchandise – never seconds or irregulars – at prices generally below those of department and specialty stores, catalogs and online retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates 720 stores in 40 states.  More information and a list of store locations may be found on the Company’s website at www.tuesdaymorning.com.

Conference Call Information
Tuesday Morning Corporation’s management will hold a conference call to review second quarter fiscal 2017 financial results today, February 3, 2017, at 8:00 a.m. Central Time.  The call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters.  A live webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.tuesdaymorning.com, or you may dial into the conference call at (877) 312-5376 (no access code required) approximately ten minutes prior to the start of the call.  A replay of the webcast will be accessible through the Company’s website for 90 days.  A replay of the conference call will be available from 11:00 a.m., Central Time, February 3, 2017 through 10:59 p.m., Central Time, Sunday, February 5, 2017 by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID number 56993135.

Non-GAAP Financial Measures
This press release includes financial measures that are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and using a non-GAAP financial measure, Adjusted EBITDA.  For more information regarding the Company’s use of non-GAAP financial measures, including the definition of Adjusted EBITDA, and a reconciliation to net income/(loss), the most directly comparable GAAP measure, see “Non-GAAP Financial Measures” on page 5 of this press release.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  Forward-looking statements in this press release include, but are not limited to, statements of management’s current plans and expectations in this press release and statements in the “Outlook” section of this press release.  You should carefully consider statements that contain these words because they describe our current expectations, plans, strategies and goals and our current beliefs concerning future business conditions, our future results of operations, our future financial position, and our current business outlook or state other “forward-looking” information.

Reference is hereby made to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, "Cautionary Statement Regarding Forward-Looking Statements" and "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2016, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events include, but are not limited to, the following: our ability to successfully implement our long-term business strategy; changes in economic and political conditions which may adversely affect consumer spending; our failure to identify and respond to changes in consumer trends and preferences; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to successfully manage our inventory balances profitably and to effectively manage our supply chain operations; loss of, disruption in operations, or increased costs in the operation of our distribution center facilities; loss or departure of one or more members of our senior management or other key management employees; increased or new competition; our ability to successfully execute our strategy of opening new stores and relocating and expanding existing stores; increases in fuel prices and changes in transportation industry regulations or conditions; our ability to generate strong cash flows from operations and to continue to access credit markets; increases in the cost or a disruption in the flow of our imported products; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality employees in appropriate numbers, including key employees and management; seasonal and quarterly fluctuations; our ability to maintain and protect our information technology systems and technologies and related improvements to support our growth; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing, and new government regulations; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, weather, natural disasters and other events; and our ability to manage the negative effects of inventory shrinkage.  The Company’s filings with the SEC are available at the SEC’s web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, the Company disclaims obligations to update its forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.  Investors are cautioned not to place undue reliance on any forward-looking statements.

TUESDAY MORNING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

The Company defines EBITDA as net income/(loss) before interest, income taxes, depreciation, and amortization.  Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash items and other items that the Company does not believe are representative of its core operating performance.  This measure is not a presentation made in accordance with GAAP.  Adjusted EBITDA should not be considered as an alternative to net income or loss as a measure of operating performance.  In addition, Adjusted EBITDA is not presented as, and should not be considered as, an alternative to cash flows as a measure of liquidity.  Adjusted EBITDA should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP and should not be construed as an inference that the Company’s future results will be unaffected by such adjustments.  The Company believes it is useful for investors to see these EBITDA and Adjusted EBITDA measures that management uses to evaluate the Company’s operating performance.  These non-GAAP financial measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses these measures to monitor and evaluate the performance of its business as a supplement to GAAP measures and believes the presentation of these non-GAAP measures enhances investors’ ability to analyze trends in the Company’s business and evaluate the Company’s performance.  EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.  The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies.

Reconciliation of GAAP Net Income/(Loss) to Non-GAAP Adjusted EBITDA:

The following table reconciles net income/(loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA, a non-GAAP financial measure:

(unaudited - in thousands)	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Net income/(loss) (GAAP)	$8,430	$18,944	$(426)	$12,804
Depreciation and amortization	5,393	3,825	9,976	7,477
Interest expense, net	403	206	658	627
Income tax provision	312	1,077	11	1,012
EBITDA	$14,538	$24,052	$10,219	$21,920
Share-based compensation expense (1)	1,578	880	2,316	944
Cease-use rent expense	166	436	473	589
Phoenix distribution center related expenses (2)	1,087	924	2,137	1,680
Other strategic initiative related expenses (3)	—	205	—	205
Gain on sale of assets	(185)	—	(371)	—
Adjusted EBITDA (non-GAAP)	$17,184	$26,497	$14,774	$25,338

(1) Charges related to share-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. The Company adjusts for these charges to facilitate comparisons from period to period.
(2) Adjustment includes only certain expenses related to the Phoenix distribution center preparation, ramp up and post go-live activities, including incremental detention costs and certain consulting costs. The prior year adjustment also includes rent and operating costs prior to operations commencing at the distribution center.
(3) Adjustment includes certain expenses related to customer research and store prototype development.

Tuesday Morning Corporation
Consolidated Statement of Operations
(In thousands, except per share data)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

	(unaudited)		(unaudited)

Net sales	$328,137	$319,876	$540,023	$522,204
Cost of sales	222,155	207,197	356,702	336,851
Gross profit	105,982	112,679	183,321	185,353

Selling, general and administrative expenses	97,215	92,108	183,794	170,738

Operating income/(loss)	8,767	20,571	(473)	14,615

Other income (expense):
Interest Expense	(412)	(215)	(684)	(649)
Other income/(expense), net	387	(335)	742	(150)
Income/ (loss) before income taxes	8,742	20,021	(415)	13,816

Income tax provision	312	1,077	11	1,012

Net income/(loss)	$8,430	$18,944	$(426)	$12,804

Earnings/(Loss) per share
Net income/(loss) per common share:
Basic	$0.19	$0.43	$(0.01)	$0.29
Diluted	$0.19	$0.43	$(0.01)	$0.29

Weighted average number of common shares:
Basic	43,928	43,666	43,875	43,652
Diluted	43,943	43,691	43,875	43,685

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets
(in thousands)		December 31,	June 30,	December 31,
		2016	2016	2015
		(unaudited)	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents		$12,632	$14,150	$35,339
Inventories		251,474	242,315	232,803
Prepaid expenses		6,204	6,620	7,248
Other current assets		538	512	157
Total Current Assets		270,848	263,597	275,547

Property and equipment, net		103,514	94,723	82,755
Deferred financing costs		1,144	1,312	1,446
Other assets		2,224	2,338	948

Total Assets		$377,730	$361,970	$360,696

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable		$84,431	$80,853	$73,579
Accrued liabilities		52,609	43,797	44,653
Income taxes payable		4	—	911
Total Current Liabilities		137,044	124,650	119,143

Deferred rent		8,836	6,747	4,506
Asset Retirement Obligation -- non-current		2,326	2,561	2,634
Other liabilities -- non-current		359	730	342
Total Liabilities		148,565	134,688	126,625

Stockholders' equity		229,165	227,282	234,071
Total Liabilities and Stockholders' Equity		$377,730	$361,970	$360,696

Tuesday Morning Corporation (continued)

Consolidated Statement of Cash Flows
(in thousands)
		Six Months Ended
		2016	2015

		(unaudited)
Cash flows from operating activities:
Net income/(loss)		$(426)	$12,804
Adjustments to reconcile net income/(loss) to net
cash provided by operating activities:
Depreciation and amortization		9,976	7,477
Amortization of financing fees		168	320
(Gain)/loss on disposal of fixed assets		(4)	522
Gain on sale-leaseback		(371)	—
Shared-based compensation		2,316	942
Change in operating assets and liabilities:
Inventories		(9,147)	(22,761)
Prepaid and other current assets		498	432
Accounts Payable		3,578	(663)
Accrued Liabilities		9,985	10,920
Deferred rent		2,089	1,434
Other liabilities--non-current		(235)	—
Income taxes payable		4	896

Net cash provided by operating activities		18,431	12,323

Cash flows from investing activities:
Proceeds from sale of assets		23	35
Capital expenditures		(19,951)	(20,882)

Net cash used in investing activities		(19,928)	(20,847)

Cash flows from financing activities:
Repayments under revolving credit facility		(95,200)	—
Borrowings under revolving credit facility		95,200	—
Payment of financing costs		—	(902)
Purchase of treasury stock		(23)	(23)
Proceeds from exercise of common stock options		2	—

Net cash used in financing activities		(21)	(925)

Net decrease in cash and cash equivalents		(1,518)	(9,449)

Cash and cash equivalents, beginning of period		14,150	44,788

Cash and cash equivalents, end of period		$12,632	$35,339

INVESTOR RELATIONS:Farah Soi / Caitlin Morahan
ICR
203-682-8200
Farah.Soi@icrinc.com
Caitlin.Morahan@icrinc.com

MEDIA: Blynn Austin
PERRY STREET COMMUNICATIONS
214-965-9955
BAustin@perryst.com